Exhibit 99.1

TECHNE CORPORATION ANNOUNCES ACQUISITION AGREEMENT

Minneapolis/June 18, 2013/—Techne Corporation (NASDAQ: TECH) (Techne) announced today that it has agreed to acquire 100% ownership of Bionostics Holdings Limited and its operating subsidiary Bionostics, Inc. (Bionostics). Bionostics is a global leader in the development, manufacture and distribution of control solutions that verify the proper operation of in vitro diagnostic (IVD) devices primarily utilized in point of care blood glucose and blood gas testing. Biosnostics has strategic supply relationships with virtually all global IVD device Original Equipment Manufacturers (OEMs). The transaction is expected to close in the first quarter of fiscal 2014, subject to the satisfaction of customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The acquisition is not subject to any financing contingencies.

Techne, through its subsidiaries R&D Systems and R&D Systems Europe, is engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. Bionostics and Techne’s Hematology Division will collectively operate under a new Clinical Controls Division of R&D Systems after close of the transaction.

Bionostics was founded in 1981 and is based in Devens, Massachusetts. Its controls are proprietary device-specific formulations which require FDA 510(k) approval. Like the products made by R&D Systems’ Hematology Division, each control is also a component of the OEM’s 510(k), making Bionostics’ controls integral to each diagnostic device. Controls for blood glucose and blood gas devices are the largest portion of Bionostics’ business. Bionostics recently launched coagulation device control products and is developing new controls for other growing diagnostic uses, particularly controls for cholesterol and HbA1c point-of-care testing (POCT) devices. Bionostics is positioned to take advantage of continuing growth driven by the increasing prevalence of diabetes and other diseases, the migration of diagnostic testing from the laboratory to the operating room, bedside, clinic, and home points of care, the implementation of controls regulations in global markets and new controls being required for emerging diagnostic and (POCT) products.

Bionostics has a strong track record of profitable, cash generative growth with revenues of approximately $29.3 million for its fiscal year ended August 31, 2012. Its adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were approximately $9.4 million in its fiscal year ended August 31, 2012 for an EBITDA margin of approximately 32%. EBITDA adjustments include Bionostics’ Board of Director fees, transaction related costs and severance payments that will not recur after the acquisition.

Bionostics will be acquired for $104 million in cash, subject to adjustment following closing based on the final level of working capital of Bionostics. The acquisition is expected to be slightly accretive to Techne’s fiscal year 2014 net earnings, despite the impact of acquisition accounting related to the step-up in basis for acquired inventories and the amortization of intangibles. However, the purchase price allocation of the acquisition has not been completed and, therefore, it is not currently possible to predict the impact that the acquisition will have on first quarter fiscal 2014 or fiscal 2014 earnings per share.

Charles R. Kummeth, President and Chief Executive Officer of Techne, said, “We are delighted to add the Bionostics team to our Hematology division. This business is how Techne R&D Systems was founded some 30 years ago and remains thriving today. The addition of Bionostics adds capabilities in exciting new areas like Coagulation and expands our controls portfolio, giving us the critical mass we need to remain competitive and offer our customers continued value and options to serve their needs.”

Bionostics Chief Executive Officer, Michael H. Thomas, added, “Strategically, the fit is excellent, as both Bionostics and R&D Systems have many customers in common and yet our product offerings are entirely complementary. Consequently, the combined business will represent far more of a one-stop-shop for our customers and ideally position us to compete in the global market. In addition, there are many similarities of culture between the two companies, not least a commitment in both cases to providing novel products and services of the highest quality.”

Mr. Thomas will continue to serve Bionostics in a consulting capacity for a transition period following the closing, and the management team and employees of Biosnostics will continue its product development, marketing and sales activities from Devens, Massachusetts. They will also coordinate with R&D Systems and its related European and Chinese entities to expanded product distribution into the world-wide market.

Brown Gibbons Lang & Company initiated the transaction and acted as the exclusive financial advisor to Bionostics.

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements, including those relating to (i) the expected closing date of the acquisition, (ii) the expected impact of the acquisition on Techne’s sales and net earnings, and (iii) the expected benefits of the acquisition on Techne’s business and operations, involve risks and uncertainties that may affect actual results, including, but not limited to, receipt of regulatory approvals and the satisfaction of closing conditions, the integration of Bionostics into the Techne group of companies, the actual financial results of Bionostics, the purchase price allocation of the acquisition, the introduction and acceptance of new clinical control products, the levels and particular directions of purchases by the Company’s customers, the impact of the number of producers of clinical control products and related price competition, general economic conditions, the retention of clinical controls OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors and additional factors, see the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

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Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd. (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of chemical reagents for non-clinical life science research.

Contact:

Greg Melsen, Chief Financial Officer

Kathy Backes, Controller

(612) 379-8854